Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 26, 2004 (except with respect to the matters discussed in Notes 8 and 14, as to which the date is April 14, 2004), with respect to the consolidated financial statements of CD&L, Inc. and subsidiaries for the year ended December 31, 2003 appearing in the Current Report on Form 8-K/A of Velocity Express Corporation dated July 3, 2006, filed with the Securities and Exchange Commission on September 19, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
April 16, 2007